SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 11, 2008

Diomed Holdings, Inc.

Delaware (State or other jurisdiction of incorporation)	000-32045 (Commission File Number)	84-1480636 (IRS Employer Identification No.)

1 Dundee Park Andover, MA (Address of Principal Executive Offices)	01810 (Zip Code)

Registrant’s telephone number, including area code: (978-475-7771)

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 10, 2008, the American Stock Exchange (“AMEX”) notified Diomed Holdings, Inc. (the “Company”) that the AMEX intends to strike the listing of the Company’s common stock from the AMEX due to the Company’s financial condition. This action is based on the determination by the AMEX that the Company has not made a reasonable demonstration that it will be able to regain compliance with certain AMEX continued listing standards.

The AMEX had advised the Company on November 29, 2007 that the Company failed to comply with Sections 1003(a)(ii) and (a)(iii) of the AMEX Company Guide’s standards for continued listing. At that time, the AMEX invited the Company to submit to the AMEX a plan setting forth the action that the Company had taken, or would take, to bring the Company into compliance with this continued listing standard by February 3, 2009. The Company timely submitted such a compliance plan to the AMEX. The AMEX reviewed the plan to determine whether the Company had made a reasonable demonstration of an ability to regain compliance with the continued listing standards within the specified timeframe.

In its notice, the AMEX also advised the Company that it has determined that the low trading price of the Company’ common stock raises concern that the common stock may not be suitable for auction market trading, which would necessitate a reverse stock split within a reasonable period of time under Section 1003(f)(v) of the AMEX Company Guide.

A copy of the March 10, 2008 AMEX notice is attached hereto as Exhibit 99.1, and a copy of the Company’s press release regarding this matter is attached hereto as Exhibit 99.2. A copy of the December 3, 2007 AMEX notice was filed with the Company’s Current Report on Form 8-K filed December 3, 2007, which is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

99.1	Letter from AMEX to Diomed Holdings, Inc. dated March 10, 2008
99.2	Press Release of Diomed Holdings, Inc. issued March 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc. (Registrant)

Date: March 11, 2008	By:	/s/ DAVID B. SWANK
Name: David B. Swank
Title: Chief Financial Officer

List of Exhibits:

99.1	Letter from AMEX to Diomed Holdings, Inc. dated March 10, 2008
99.2	Press Release of Diomed Holdings, Inc. issued March 11, 2008